Exhibit 10.1

June 12, 2024

Aoife Brennan

Via email to [**]

Re: Employment Terms

Dear Aoife:

ELIEM THERAPEUTICS, INC. (the “Company”) is pleased to offer you employment on the terms and conditions set forth in this offer letter agreement (the “Agreement”).

As you are aware, on April 10, 2024, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Acquisition Agreement”) with Tango Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Transitory Subsidiary”), Tenet Medicines, Inc. (“Tenet”), a privately held development-stage biotechnology company, and, solely in his capacity as equityholder representative, Stephen Thomas. The Acquisition Agreement provides for the acquisition of Tenet by the Company through the merger of Transitory Subsidiary into Tenet, with Tenet surviving as a wholly owned subsidiary of the Company (the “Acquisition”).

Your offer of employment pursuant to this Agreement is effective and contingent upon the closing of the Acquisition. If the Acquisition does not close, this Agreement will have no effect, will not be binding on the Company or any of its affiliates or on you, and neither you nor the Company or any of its affiliates shall have any rights or obligations hereunder.

We currently anticipate the Acquisition will close on or about June 27, 2024, subject to satisfaction of applicable closing conditions. Assuming closing of the Acquisition were to occur, we anticipate you would commence work on the closing date of the Acquisition (effectively as of immediately after giving effect to the closing of the Acquisition), or such other date as agreed to by you and the Company. The date on which you commence employment is referred to as your “Start Date.”

Position

Your initial position will be President and Chief Executive Officer of the Company, and you shall be responsible for performing such duties as are assigned to you from time to time consistent with duties typically associated with that position, reporting to the Company’s Board of Directors (the “Board”). In addition, effective upon the Start Date, you shall be elected to the Board. You will work from your home in Dover MA, traveling from time to time, including to the Company’s offices in Boston, Massachusetts and Cambridge, UK, as may be required by your duties. The Company may change your position, duties, and work location from time to time in its discretion, subject to the terms and conditions set forth herein.

Compensation and Benefits

Your initial base salary will be paid at the rate of $650,000 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule, subject to review from time to time by the Board, or a committee thereof, in its sole discretion (“Base Salary”).

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You will also be eligible to earn an annual discretionary bonus (the “Annual Bonus”) with an annual target of fifty-five percent (55%) of your earned salary during the applicable bonus year (the “Target Amount”). The amount of the Annual Bonus will be determined in the sole discretion of the Board, or a committee thereof, and based, in part, on your performance and the performance of the Company against performance goals mutually agreed upon between the Board (or a committee thereof) and you, set within the first ninety (90) days of each applicable bonus year. For calendar year 2024, you will be guaranteed an Annual Bonus of the Target Amount, pro-rated based upon the number of days during which you are employed by the Company in calendar year 2024. Any Annual Bonus, if awarded, will be paid in a single lump sum at the same time annual bonuses are generally paid to other similarly-situated employees of the Company and in any event no later than March 31st of the calendar year following the calendar year to which the Annual Bonus is applicable, and will be subject to all applicable deductions and withholdings. The Annual Bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date.

You will be eligible to accrue and use up to twenty (20) days’ paid vacation during each calendar year, subject to applicable Company policies. In addition, you will be eligible to take the Company’s observed holidays in each calendar year, pursuant to Company policies. If your employment starts or finishes part way through the calendar year, your vacation entitlement during that year shall be calculated on a pro-rata basis rounded up to the nearest half day. You may use vacation days in advance of accruing them (i.e., incur a negative vacation balance) where permitted under applicable Company policies.

During your employment, you will be eligible to participate in the benefits plans offered to similarly-situated employees by the Company, subject to plan terms and generally applicable Company policies. A full description of current benefits is available for your review. The Company may change benefits from time to time in its discretion.

The Company agrees to pay you for up to $10,000.00 in legal fees incurred in connection with the review and negotiation of this Agreement within ten (10) business days after you submit a summary invoice for such fees. Any such amounts shall be subject to all applicable withholdings.

Equity

Subject to approval by the Board or a committee thereof, on or following the Start Date, the Company will grant you an option to purchase 550,000 shares of the Company’s common stock with an exercise price equal to the fair market value of the Company’s common stock as determined by the Board or a committee thereof as of the date of grant (the “Option”). The Option will be an incentive stock option to the fullest extent permitted under the Internal Revenue Code of 1986, as amended (the “Code”). The Option, will be governed by the terms and conditions of the Company’s 2021 Equity Incentive Plan (the “Plan”) and a grant agreement issued thereunder, and will include the following vesting schedule: 12/48ths of the total shares will vest on the one year anniversary of the vesting commencement date set forth in the grant agreement (or if there is no corresponding day, on the last day of the calendar month in which the one year anniversary would otherwise occur), and 1/48th of the total shares will vest each month thereafter on the same day of the month as the vesting commencement date (or if there is no corresponding day, on the last day of the month), subject to your Continuous Service (as defined in the Plan) as of each such date.

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Subject to approval by the Board or a committee thereof, on or following the Start Date, the Company will also grant you an award of 275,000 restricted stock units (the “RSUs”). The RSUs will be governed by the terms and conditions of the Plan and a grant agreement issued thereunder and will include the following vesting schedule: 1/4th of the RSUs will vest on each of the first four anniversaries of the vesting commencement date set forth in the grant agreement, subject to your Continuous Service as of each such date.

You will be eligible for future annual equity grants at the discretion of the Board and based on your performance and other criteria that the Board deems relevant.

Company Policies, Confidential Information and Continuing Obligations

As a Company employee, you will be expected to abide by Company rules and policies.

In addition, and as a condition of your continued employment with the Company following the Start Date, you will be required to execute, and hereby represent and agree that you will execute, no earlier than the Start Date but no later than ten (10) business days following the Start Date, an Employee Confidential Information and Invention Assignment Agreement in the form attached as Exhibit C to this Agreement (the “Confidential Information Agreement”) which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations (including non-competition and non-solicitation obligations). Your eligibility to receive the Option and RSUs is, as set forth in the Confidential Information Agreement, contingent upon your agreement to the non-competition provision set forth in the Confidential Information Agreement. You acknowledge that such consideration was mutually agreed upon by you and the Company, and is fair and reasonable in exchange for your compliance with such non-competition obligation.

By signing this Agreement you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

At-Will Employment and Exempt Status

Your employment with the Company will be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without Cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

As an exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.

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Termination by the Company without Cause or Your Resignation for Good Reason Not in Connection with a Change in Control

In the event that the Company terminates your employment without Cause (as defined in Exhibit A hereto) or you resign for Good Reason (as defined on Exhibit A hereto) at any time that is not during the three (3) months prior to, as of, or within twelve (12) months following the effective date of a Change in Control (as defined on Exhibit B hereto), you shall be entitled to the Accrued Obligations (as defined on Exhibit A hereto) and, subject to your satisfaction of the Conditions (as defined below), you will be eligible for the following as your sole severance benefits (the “Non-Change in Control Severance Benefits”):

(i) The Company will pay you an amount equal to eighteen (18) months of your then current Base Salary rate as of your termination date and a prorated amount of the Target Amount for the year in which your termination date occurs (such Target Amount prorated based upon number of days you were actively employed by the Company during the calendar year in which your termination of employment occurs), less all applicable withholdings and deductions, paid in a single lump sum on the Company’s first regularly scheduled payroll date that is at least one week after the Release Effective Date (as defined below).

(ii) Provided you timely elect continued coverage under COBRA under the Company’s group health plans following such termination, the Company will pay your COBRA premiums to continue your health insurance coverage in effect on the employment termination date until the earliest of: (1) eighteen (18) months following the termination date; (2) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment; or (3) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3) in this paragraph, the “Non-CIC COBRA Change in Control Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on your behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then this benefit shall not apply. Nothing in this Agreement shall deprive you of your rights under COBRA or ERISA for benefits under plans and policies arising under your employment by the Company.

(iii) Effective as of your Release Effective Date, the vesting and exercisability of any outstanding unvested Company equity awards that are held by you as of immediately prior to your termination of employment and are scheduled to vest and become exercisable under a time-based or service-based schedule in the eighteen (18) month period immediately following such termination of employment shall be deemed immediately vested and exercisable as of your termination of employment.

Termination by the Company without Cause or Your Resignation for Good Reason in Connection with a Change in Control

In the event that the Company terminates your employment without Cause or you resign for Good Reason during the three (3) months prior to, as of, or within twelve (12) months following the effective date of a Change in Control (“Change in Control Termination Date”), you shall be entitled to the Accrued

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Obligations and, subject to your satisfaction of the Conditions, you will be eligible for the following as your sole severance benefits (the “Change in Control Severance Benefits”):

(i) The Company will pay you an amount equal to twenty-four (24) months of your then current Base Salary and two times the Target Amount for the year in which your termination of employment occurs, less all applicable withholdings and deductions, paid in a single lump sum on the Company’s first regularly scheduled payroll date that is at least one week after the Release Effective Date, or, if later the effective date of a Change in Control.

(ii) Provided you timely elect continued coverage under COBRA under the Company’s group health plans following such termination, the Company will pay your COBRA premiums to continue your health insurance coverage in effect on the employment termination date until the earliest of: (1) eighteen (18) months following the termination date; (2) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or (3) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3) in this paragraph, the “CIC COBRA Change in Control Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on your behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then this benefit shall not apply. Nothing in this Agreement shall deprive you of your rights under COBRA or ERISA for benefits under plans and policies arising under your employment by the Company.

(iii) Effective as of the later of your Release Effective Date and immediately prior to a Change in Control, the vesting and exercisability of all outstanding unvested Company equity awards that are held by you as of immediately prior to the Change in Control Termination Date and are scheduled to vest and become exercisable under a time-based or service-based schedule shall be deemed immediately vested and exercisable as of your termination of employment.

For the avoidance of doubt, under no circumstances will you be entitled to receive both the Non-Change in Control Severance Benefits and the Change in Control Severance Benefits. In addition, if your employment is terminated by the Company without Cause or by you for Good Reason prior to a Change in Control, (i) any then-outstanding and unvested equity awards that vest and become exercisable under a time-based or service-based schedule held by you (after taking into account any Non-Change in Control Severance Benefit vesting acceleration provided for above) shall remain outstanding (but any vesting shall be suspended) for up to (but not longer than) three (3) months following the date of termination so that, if it is later determined that such termination occurred during the three-month period prior to the closing of a Change in Control and you are entitled to Change in Control Severance Benefits rather than Non-Change in Control Severance Benefits, the vesting of such awards may be accelerated immediately prior to the Change in Control and (ii) any Change in Control Severance Benefits shall be reduced by any Non-Change in Control Severance Benefits previously paid to you, if it is later determined that the termination occurred during the three-month period prior to the closing of a Change in Control and that you are entitled to Change in Control Severance Benefits rather than Non-Change in Control Severance Benefits.

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“Change in Control” is defined at Exhibit B, which supersedes the any other definitions of Change in Control for all purposes related to your employment with the Company, including but not limited to equity incentive grants.

Your receipt of the Non-Change in Control Severance Benefits or Change in Control Severance Benefits will be conditioned upon your satisfaction of each of the following conditions (the “Conditions”): (i) within the timeframe provided by the Company, which shall be no later than the 60th day following the date of your termination of employment, you must have signed and delivered to the Company, in the form to be provided by the Company at or around the time on which the termination of your employment occurs, a separation agreement containing an effective, general release of claims in favor of the Company and its affiliates and representatives, a reaffirmation of your continuing obligations under the Confidential Information Agreement, and an agreement not to compete with the Company for twelve (12) months following the date of your termination of employment (the “Release”), which must not be revoked (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); (ii) if you hold any other positions with the Company or any Affiliate, including a position on the Board, you must resign such position(s) to be effective no later than the date of your employment termination (or such other date as requested by the Board); (iii) you must return all Company property; (iv) you must comply with, and have been in compliance with, all of your obligations under this Agreement and the Confidential Information Agreement; and (v) you must comply with the terms of the Release, including without limitation any non-disparagement, non-competition and confidentiality provisions contained in the Release. To the extent that any severance payments are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of such Section 409A, then, if the 60th day of the period during which you may consider and sign the Release spans two calendar years, the payment of any severance will not be made or begin until the later calendar year.

Section 409A

Notwithstanding anything to the contrary in this Agreement, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance shall not commence until you have a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “separation from service”). Each installment of severance is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance is intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and you are, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance payments shall be delayed until the earlier of (i) six (6) months and one day after your separation from service, or (ii) as soon as practicable following your death, as may be permitted or required under Section 409A. The parties acknowledge that the exemptions from application of Section 409A to severance benefits are fact specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of severance benefits may preclude the ability of severance benefits provided under this agreement to qualify for an exemption.

It is intended that this Agreement shall comply with, or be exempt from, the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company does not

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guarantee that this Agreement so complies or is so exempt and the Company shall in no event be obligated to indemnify you for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.

Section 280G

Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between you and the Company (collectively, the “Payments”) constitute a “parachute payment” within the meaning of Section 280G of the Code and, but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in your receipt on an after-tax basis, of the greatest amount of economic benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless you and the Company otherwise agree in writing, any determination required under this paragraph shall be made in writing by the Company’s independent public accountants or its law firm (the “Analysis Preparers”), whose reasonable determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Analysis Preparers may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Sections 280G and 4999 of the Code. You and the Company shall furnish to the Analysis Preparers such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph.

Conditions, Dispute Resolution, and Complete Agreement

This offer is contingent upon a satisfactory reference check, satisfactory proof of your right to work in the United States and satisfactory clearance of a background check. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. or its successor (“JAMS”), under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class

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claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of applicable law(s), to the extent such applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all JAMS arbitration fees, or such fees shall be paid in such other manner to the extent required by, and in accordance with, applicable law to effectuate your and the Company’s agreement to arbitrate. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

/s/ AB BY INITIALING HERE, YOU ACKNOWLEDGE THAT YOU HAVE READ AND AGREE TO THE ABOVE ARBITRATION PROVISION. YOU UNDERSTAND THAT YOU ARE VOLUNTARILY AGREEING TO ARBITRATE DISPUTES UNDER THIS AGREEMENT AND THAT YOU ARE GIVING UP YOUR RIGHT TO A TRIAL BY JURY.

This Agreement forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this Agreement, require a written modification signed by an officer of the Company. If any provision of this Agreement (including, without limitation, the arbitration agreement set forth herein) is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

*  *  *

Please sign and date this Agreement where noted below and return the fully-executed Agreement to me by June 12, 2024, if you wish to accept employment at the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

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Sincerely,

/s/ Andrew Levin
Andrew Levin, Executive Chair
THIS OFFER LETTER CONTAINS AN ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES Understood and Accepted:
/s/ Aoife Brennan	June 12, 2024
Aoife Brennan	Date
[**]
Email

Attachment: Employee Confidential Information and Invention Assignment Agreement

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EXHIBIT A

Definitions

“Accrued Obligations” are (i) your accrued but unpaid salary through the date of termination and, to the extent consistent with general Company policy, accrued but unused paid time off through and including the date of termination (in each case, paid within the timeframe required by applicable law), (ii) any unreimbursed business expenses incurred by you payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to you under any qualified retirement plan or health and welfare benefit plan in which you were a participant in accordance with applicable law and the provisions of such plan.

“Cause” for termination means a good faith determination by the Board of the occurrence of any one or more of the following: (i) any commission by you of, or plea by you of guilty or nolo contendere to, a felony under applicable law or any crime involving dishonesty or moral turpitude; (ii) your commission of or participation in (A) a fraud or embezzlement against the Company or its affiliates or (B) an act of dishonesty against the Company or its affiliates that results in (or would reasonably be expected to result in) material harm to the business or reputation of the Company; (iii) your material violation of any contract or agreement between you and the Company (which shall include, for the avoidance of doubt, your failure to timely sign the Confidential Information Agreement following the Start Date as required by this Agreement), any statutory or fiduciary duty you owe to the Company under applicable law, or any Company policy; (iv) your willful conduct that constitutes gross misconduct, insubordination, incompetence or habitual neglect of duties or (v) your engagement in conduct that results in (or would reasonably be expected to result in) material harm to the business or reputation of the Company; provided, however, that the conduct described under clause (iii) or (iv) above, if deemed curable by the Board in its reasonable discretion, will only constitute Cause if such conduct is not cured within thirty (30) days after your receipt of written notice from the Company or the Board specifying the particulars of the conduct that would constitute Cause (which notice, if applicable, need only be provided once during your employment).

“Good Reason” shall mean the occurrence of any of the following events without your consent: (i) a material reduction in your Base Salary or Target Amount, which the parties agree is a reduction of at least ten percent (10%) of your Base Salary or Target Amount as in effect immediately prior to the time such reduction occurs (unless pursuant to a salary reduction or target bonus reduction program applicable generally to the Company’s similarly situated executive officers); (ii) a material diminution of your title, duties, authority or responsibilities provided, however, that the Company’s hiring of personnel to handle duties that you were responsible for but which are not regularly associated with your position will not be a “material diminution” of your duties, authority or responsibilities; (iii) a material breach by the Company or any successor entity of this Agreement; or (iv) the relocation of your principal place of employment, without your consent, in a manner that lengthens your one-way commute distance by fifty (50) or more miles from your then-current principal place of employment immediately prior to such relocation; provided, however, that, any such termination by you shall only be deemed for Good Reason pursuant to this definition if: (1) you give the Company written notice of your intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that you believe constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); (3) the

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Company has not, prior to receiving such notice from you, already informed you that your employment with the Company is being terminated; and (4) you voluntarily terminate your employment within thirty (30) days following the end of the Cure Period.

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EXHIBIT B

Change in Control

“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv) the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (A) who was a member of the Board on the Effective Date or (B) who was nominated or elected subsequent to such date by a majority of the

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directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board, is excluded from clause (iv)(B) above.

Notwithstanding the foregoing definition, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. In addition, for the avoidance of doubt the Acquisition shall not constitute a Change in Control for purposes of this Agreement.

(b) For purposes of the definition of Change in Control, the following definitions shall apply:

(i) “Affiliate” means, at the time of determination, any “parent” or “majority-owned subsidiary” of the Company, as such terms are defined in Rule 405. The Board will have the authority to determine the time or times at which “parent” or “majority-owned subsidiary” status is determined within the foregoing definition.

(ii) “Common Stock” means the common stock of the Company.

(iii) “Entity” means a corporation, partnership, limited liability company or other entity.

(iv) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Act of 1933, as amended), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(v) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(vi) “Rule 405” means Rule 405 promulgated under the Securities Act of 1933, as amended.

(vii) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the

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board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

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